Innodata Reports Fourth Quarter and Fiscal Year 2012 Results

NEW YORK – February 7, 2013 – INNODATA INC. (NASDAQ: INOD) today reported results for the fourth quarter and the 12 months ended December 31, 2012.

•	Total revenue was $19.0 million in the fourth quarter of 2012, a 4% sequential decline from $19.7 million in the third quarter of 2012 and a 20% decline from $23.7 million in the fourth quarter of 2011.

•	Net earnings for the fourth quarter of 2012 were $0.7 million, or $0.03 per diluted share, compared with net earnings of $1.3 million, or $0.05 per diluted share, in the third quarter of 2012. Net earnings in the fourth quarter of 2011 were $2.3 million, or $0.09 per diluted share.

•	Total revenue for the 12 months ended December 31, 2012 was $86.6 million, a 17% increase from $73.9 million in 2011. Net earnings improved significantly to $7.5 million, or $0.28 per diluted share, in 2012, from $4.5 million, or $0.18 per diluted share, in 2011.

•	Cash, cash equivalents and investments increased to $28.5 million at December 31, 2012 from $25 million at September 30, 2012. As of December 31, 2012, the Company had no debt, and stockholders’ equity was $50.5 million.

•	Capital expenditures in the fourth quarter and the full year ended December 31, 2012 were approximately $1.2 million and $6.8 million, respectively. These expenditures were made primarily to expand the Company’s delivery centers in Asia and to fund continued investment in the Company’s Innodata Advanced Data Solutions (IADS) business.

“Looking back on 2012, we’re pleased with the operating performance of our Content Services segment which generated $13.0 million in operating income and reflected solid execution of our clients’ requirements,” said Jack Abuhoff, the Company’s Chairman and CEO. “We also made significant long term investments to build our IADS business. Our total 2012 investment in IADS was $9.5 million, consisting of $7.5 million in operating expenses and $2.0 million in capital expenses. The mission of our IADS segment is to develop and launch new, innovative data-related products and services that will drive increases in recurring revenue.

“We are making further progress in marketing the Synodex component of our IADS business. In the fourth quarter we completed pilot work for four prospective clients, and in the first quarter of 2013 we arranged to perform pilot work for eight additional prospective clients. Although we have not yet achieved significant Synodex revenues, the positive feedback we received on the pilot programs we completed in the fourth quarter makes us cautiously optimistic about closing deals and earning revenues in the near term.

“We believe that total revenue in the first quarter of 2013 will be sequentially lower, in the range of $16.0 million to $17.5 million, as a result of the current relatively lower volume of e-book production.”

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question and answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-417-8465 (Domestic)

1-719-325-2362 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 1604473

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

Innodata (NASDAQ: INOD) is a leading provider of business process, technology and consulting services, as well as products and solutions, that help our valued clients create, manage, use and distribute digital information. Propelled by a culture of quality, service and innovation, we have developed a client base that includes many of the world’s preeminent media, publishing and information services companies, as well as leading enterprises in information-intensive industries such as aerospace, defense, financial services, government, healthcare, high technology, insurance, intelligence, manufacturing and law.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely”, “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, that our Innodata Advanced Data Solutions segment is subject to the risks and uncertainties of early-stage companies; the primarily at-will nature of the Company’s contracts with its Content Services segment customers and the ability of the customers to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of customers; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions, joint ventures and strategic investments; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Actual results may differ significantly.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$18,978	$23,739	$86,591	$73,942

Operating costs and expenses:
Direct operating expenses	13,115	15,302	57,382	50,176
Selling and administrative expenses	5,375	6,319	22,194	19,082
Impairment charge	500	-	500	-
Interest income, net	(112)	(133)	(324)	(587)

Total	18,877	21,488	79,752	68,671
Income before provision for income taxes	100	2,251	6,839	5,271
Provision for (benefit from) income taxes	(260)	298	1,150	1,361
Net income	360	1,953	5,689	3,910
Loss attributable to non-controlling interests	304	320	1,784	561
Net income attributable to Innodata Inc. and Subsidiaries	$664	$2,273	$7,473	$4,471
Income per share attributable to Innodata Inc. and Subsidiaries:
Basic	$0.03	$0.09	$0.30	$0.18
Diluted	$0.03	$0.09	$0.28	$0.18
Weighted average shares outstanding:
Basic	24,883	24,691	24,895	24,916
Diluted	25,701	25,193	26,232	25,103

Net income attributable to Innodata Inc. and Subsidiaries	$664	$2,273	$7,473	$4,471

Pension liability adjustment, net of taxes	(164)	(302)	(138)	(284)
Change in fair value of derivatives	(85)	(313)	1,202	(1,945)
Comprehensive income attributable to
Innodata Inc. and Subsidiaries	$415	$1,658	$8,537	$2,242

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$25,425	$11,389
Short term investments - other	3,091	5,828
Accounts receivable, net	14,317	21,706
Prepaid expenses and other current assets	2,561	2,984
Deferred income taxes	1,104	1,934
Total current assets	46,498	43,841
Property and equipment, net	10,656	7,430
Other assets	3,504	3,565
Deferred income taxes	4,848	3,886
Goodwill	675	675
Total assets	$66,181	$59,397

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,100	$5,873
Accrued salaries, wages and related benefits	6,584	6,596
Income and other taxes	2,155	2,576
Current portion of long term obligations	818	639
Deferred income taxes	57	9
Total current liabilities	13,714	15,693
Deferred income taxes	182	153
Long term obligations	3,374	2,944
Non-controlling interests	(1,598)	(561)
STOCKHOLDERS' EQUITY	50,509	41,168

Total liabilities and stockholders’ equity	$66,181	$59,397